Exhibit 10.2
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EMPLOYMENT AGREEMENT

     This Agreement is made and effective this 1st day of April 2007 by Pop Starz Records, Inc., a Florida corporation, with its principal place of business at 5030 Champion Blvd. # 227 Boca Raton, Fl. 33496 ("Pop Starz Records"), and Francisco Del, whose address is 3921 N. Meridian Ave. Apt "A" Miami Beach, FL. 33140 ("Del")

     WHEREAS, Pop Starz Records is engaged in the business of developing, producing, licensing, acquiring and distributing recorded music, primarily in the currently popular Hip Hop and Pop genre (the "Business"); and

     WHEREAS, Pop Starz Records wishes to retain Del, and Del wishes to be retained in such capacity and perform certain services for Pop Starz Records, to promote the interests of the business;

     NOW THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

          1. The above recitals are true and correct and incorporated herein by reference.

          2. Pop Starz Records hereby retains Del as Vice-President Director of Music, and Del hereby accepts such engagement, under the conditions and requirements specified herein, as an employee of Pop Starz Records, with such duties and responsibilities as may reasonably be assigned pursuant to this Agreement.

          3. Del's principal duties shall include scouting new artists and then (to some extent) helping develop those artists after a recording and/or development contract has been signed by writing, producing, promoting and distributing songs on behalf of Pop Starz Records and its Artists as well as developing relationships with songwriters, song producers, song promoters, album distributors and such other responsibilities as may be reasonably designated by Pop Starz Records to enhance and promote the Business.

          4. Del shall work a minimum of 40 hours per calendar week in South Florida with Pop Starz Records providing suitable working conditions, currently at 1000 West Ave. Miami Beach, Fl. PH19. Del's compensation shall be $ 3000 per month. Del shall be entitled to additional compensation on any songs he writes and/or produces at a rate of 50% what Pop Starz Records would have paid to an outside Writer and/or Producer. After the completion of 30 days with Pop Starz Records, Del shall be provided health insurance coverage for which Pop Starz Records shall pay fifty percent (50%) and Del shall pay fifty percent ( 50% ). After the completion of one year with Pop Starz Records calculated from the one year anniversary of this Agreement as Pop Starz Records Vice-President Director of Music, Del shall be entitled to $ 10,000 worth of shares of Pop Starz Records common stock common stock as calculated by the average monthly closing bid price for the year that the shares were earned or if trading does not exist at that time the shares were earned then at the last contemporaneous sales price. After the completion of two years with Pop Starz Records calculated from the two year anniversary of this Agreement as Pop Starz Records Vice-President Director of Music, Del shall be entitled to $ 15,000 worth of shares of Pop Starz Records common stock common stock as calculated by the average monthly closing bid price for the year that the shares were earned or if trading does not exist at that time the shares were earned then at the last contemporaneous sales price. After the completion of three years with Pop Starz Records calculated from the three year anniversary of this Agreement as Pop Starz Records Vice-President Director of Music, Del shall be entitled to $ 20,000 worth of shares of Pop Starz Records common stock common stock as calculated by the average monthly closing bid price for the year that the shares were earned or if trading does not exist at that time the shares were earned then at the last contemporaneous sales price. Del shall receive a signing bonus on of 150,000 shares of Pop Starz Inc. (pink sheets "PSRZ") common stoc on January 1st 2007 as an advance towards his first year as Vice-President Director of Music subject to forfeiture on a pro-rata basis if Del does not complete the first year.

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          5. Del acknowledges that this Employment Agreement is "at will," and the parties agree that this agreement may be terminated by either party upon two
(2) week's written notice if "without cause" (for any reason whatsoever). Pop Starz Records shall also have the right to terminate this agreement "for cause." For purposes of this agreement, "cause" shall include the inability of Del, through sickness, absence or other incapacity, to perform the duties required under this agreement for a period in excess of one (1) month; the refusal of Del to follow the directions of Pop Starz Records board of directors or executive officers; dishonesty; theft; or conviction of a crime.

          6. Del acknowledges that he will have access to significant Confidential and Propriety Information of Pop Starz Records including client and vendor names, Pop Starz Records talent development services and techniques, and any information, formula, pattern, compilation, program, device, method, technique, or process that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Del further acknowledges that all such Confidential and Propriety Information is of unique and great value to Pop Starz Records, and is essential to Pop Starz Records preservation of its Business and goodwill. Accordingly, Del agrees that all such Confidential and Propriety Information will be acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use, and that Del will not misappropriate, or otherwise disclose (directly or indirectly) to any third party without the written permission of Pop Starz Records, any such Confidential and Propriety Information. In the event Del is required to make disclosure pursuant to any state or federal law or pursuant to proper court or similar governmental order, Del shall provide Pop Starz Records with at least twenty (20) days' prior written notice of such required disclosure so that Pop Starz may take such actions, as it may deem necessary or appropriate. This provision shall survive termination of this agreement for a period of one (1) year.

          7. Del further agrees that any and all products, designs, talent development techniques, art works and work product of any nature whatsoever developed by Del or anyone at Pop Starz Records, whether or not during working hours and which has or may have applicability to any aspect of Pop Starz Records Business, as determined by Pop Starz Records in its sole discretion (collectively "Work Product"), shall be the sole and exclusive property of Pop Starz Records, and Del hereby irrevocably conveys to Pop Starz Records all of Del's right, title and interest in and to all Work Product which may be developed during his employ by Pop Starz Records. All songs written and/or produced by Del during his employment by Pop Starz Records have to be offered to Pop Starz Records. If Pop Starz Records passes on the song, Del becomes free to do whatever he wants with the song or songs after his employment with Pop Starz Records has been terminated for 90 days. During said 90 day period, Pop Starz Records can claim any of Dels songs by paying the 50% rate and Del must complete the production thereto and deliver the master to Pop Starz Records with no claim of ownership in any capacity forever.

          8. Del agrees that while this agreement is in effect and for a period of one (1) year following termination hereof, Del will not in any way compete with the Business of Pop Starz Records within one-hundred (100) miles of Pop Starz Records and/or Pop Starz Records affiliated entities offices and facilities, including that Del will not solicit any current of former employee of Pop Starz Records or any of Pop Starz Records actual or prospective artists, clients, vendors, licensees, choreographers, instructors, songwriters, song producers, song promoters, album distributors, etc...

          9. Time is of the essence of this agreement. This agreement is made in the State of Florida and shall be governed by Florida law. This is the entire agreement between the parties and may not be modified or amended except by a written document signed by the party against whom enforcement is sought. This agreement may be signed in more than one counterpart (including by facsimile), in which case each counterpart shall constitute an original of this agreement. Any paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this agreement. Wherever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be read as masculine, feminine or neuter as the

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context requires. The provisions of this agreement shall be deemed severable, in whole or in part. Any dispute arising out of or relating to this agreement will be resolved in the courts of Palm Beach County, Florida, and the prevailing party shall be entitled to reasonable costs and attorney's fees. This agreement is a personal ervices contract and may not be assigned by Del without the prior written consent of Pop Starz Records.

          10. Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, agency, or lessor-lessee relationship; but, rather, the relationship established hereby is that of an employee of Pop Starz Records.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Pop Starz Records, Inc.
/s/ _______________
By: Leonard Tucker
Interim President

/s/ _______________
Francisco Del

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